Exhibit 99.1

Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2023 First Quarter Results

FOR IMMEDIATE RELEASE: 5/8/2023

Rock Island, IL – May 8, 2023 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three months ended March 31, 2023.

first QUARTER ENDED March 31, 2023– FINANCIAL RESULTS

Net earnings totaled $1,579,000, or $0.54 per share, for the first quarter of 2023, compared to net loss of $160,000, or $0.05 per share, for the first quarter of 2022. The change in first quarter’s net earnings as compared to the same quarter last year was driven by continued improvement in underwriting income and positive changes in net unrealized gains and losses on equity securities. Book value per share increased to $20.19 at March 31, 2023, from $19.16 at December 31, 2022. This increase in book value is due to net income and the positive changes in market value of our fixed income holdings.

Direct premiums written increased by $1,249,000, or 6.4%, to $20,815,000 for the first quarter of 2023 from $19,566,000 for the same period in 2022. The first quarter’s growth is due to rate increases. Net premiums earned increased by $1,784,000, or 11.1%, to $17,801,000 for the three months ended March 31, 2023, from $16,017,000 for the same period in 2022. The growth in net premiums earned is driven by the increased premium writings in the latter half of 2022.

For the first quarter of 2023, the Company ceded to reinsurers $2,484,000 of earned premiums, compared to $2,290,000 of earned premiums for the first quarter of 2022. This increase is a result of increased direct earned premiums.

Net investment income increased by $292,000, or 31.8%, to $1,209,000 for the first quarter of 2023, as compared to $917,000 for the same period in 2022. The increase is the result of both an increase in the interest rates earned on the investments in our portfolio and an increase in the overall size of our investment holdings.

Net unrealized gains and losses on equity securities increased $1,932,000 year over year to $639,000 in gains for the first quarter of 2023, compared to losses of $1,293,000 for the same period in 2022.

Losses and settlement expenses increased by $853,000, or 8.4%, to $11,048,000 for the first quarter of 2023, from $10,195,000 for the same period in 2022. This increase is largely driven by spring storms occurring in late March of 2023.

Policy acquisition costs and other operating expenses increased by $578,000, or 10.0%, to $6,350,000 for the first quarter of 2023, from $5,772,000 for the same period in 2022. The changes are due to increases in salaries and direct commission expense. Salaries are up mainly due to increased costs associated with business growth. Commissions increased as a result of increased premium.

Total assets increased by $5,645,000, or 2.9%, from $192,162,000 on December 31, 2022, to $197,807,000 on March 31, 2023. The investment portfolio, which consists of fixed income securities, common stocks, preferred stock, property held for investment, and other invested assets, increased by $5,363,000, or 4.2%, from $127,325,000 on December 31, 2022, to $132,688,000 on March 31, 2023. This change was due to purchases of fixed maturity securities and a positive shift in the Treasury yield curve.

Total equity increased by $3,158,000, or 5.2%, from $60,441,000 as of December 31, 2022 to $63,599,000 as of March 31, 2023. The main driver of this increase was improved net income and the positive changes in market value of our fixed income holdings.

first QUARTER ENDED March 31, 2023– FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 62.1% for the first quarter compared with 63.7% for the same period of 2022.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 35.7% for the first quarter compared to 36.0% for the same period of 2022.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 97.8% for the first quarter compared to 99.7% for the same period of 2022.

MANAGEMENT COMMENTARY

“As the investment markets have started to stabilize in 2023, they are no longer having a negative impact on the bottom line. Net earnings for Q1 2023 are $1.6 million vs. a loss of $0.16 million for the same time last year. Earnings per share are up $0.59 year over year. As a result, book value per share is again over $20.

"Our core insurance business is strong with net earned premiums up 11.1% over last year, while losses and settlement expenses only increased 8.4%. The combined ratio has improved from 99.7%, as of March 31, 2022, to 97.8% as of March 31, 2023. All of this is a testament to the underwriting adjustments we implemented over the last year and a half.

“We are very pleased to see an unusually strong first quarter, as this is traditionally our weakest quarter. We anticipate a robust year for the Company as we enter new markets with our profitable underwriting approach," stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, including their effects on claims activity and the business operations of the Company and of our current and potential customers; new theories of liability; judicial, legislative, regulatory and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	March 31,	December 31,
	2023	2022
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost of $106,652,848 at 3/31/2023 and $104,580,681 at 12/31/2022)	$97,481,837	$93,388,971
Common stocks at fair value	20,957,988	20,438,907
Preferred stocks at fair value	2,858,411	2,772,605
Other invested assets	5,073,580	4,722,137
Property held for investment, at cost, net of accumulated depreciation of $653,586 at 3/31/2023 and $464,713 at 12/31/2022	6,316,139	6,002,233
Cash and cash equivalents	2,422,295	3,139,986
Total investments and cash	135,110,250	130,464,839
Accrued investment income	791,303	791,812
Premiums and reinsurance balances receivable, net of allowances for credit losses of $50,000 at 3/31/2023 and 12/31/2022	31,777,408	31,270,460
Ceded unearned premiums	804,651	947,851
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for credit losses of $104,000 at 3/31/2023 and $0 at 12/31/2022	14,355,652	13,610,295
Federal income taxes	2,532,833	3,318,730
Deferred policy acquisition costs, net	7,732,551	7,167,036
Property and equipment, at cost, net of accumulated depreciation of $6,688,410 at 3/31/2023 and $6,590,602 at 12/31/2022	3,344,690	3,313,719
Other Assets, net of allowances for credit losses of $51,000 at 3/31/2023 and $0 at 12/31/2022	1,357,172	1,277,469
Total assets	$197,806,510	$192,162,211

Liabilities:
Unpaid losses and settlement expenses	$72,866,600	$67,614,063
Unearned premiums	41,095,297	40,527,182
Reinsurance balances payable	281,462	1,405,337
Corporate debt	15,000,000	15,000,000
Accrued expenses	4,122,442	6,072,020
Other liabilities	842,180	1,102,678
Total liabilities	134,207,981	131,721,280

Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(5,509,869)	(5,463,535)
Additional paid-in capital	33,204,129	33,119,125
Accumulated other comprehensive (loss), net of tax	(7,245,164)	(8,841,517)
Retained earnings	45,166,018	43,701,233
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,051,585)	(2,109,375)
Total equity	63,598,529	60,440,931
Total liabilities and equity	$197,806,510	$192,162,211

1 Par value $0.01; authorized: 2023 – 10,000,000 shares and 2022 – 10,000,000 shares; issued: 2023 – 3,500,000 shares and 2022 – 3,500,000 shares; outstanding: 2023 – 3,150,759 and 2022 – 3,153,741 shares

2 2023 – 349,241 shares and 2022 – 346,259 shares

3 2023 – 205,156 shares and 2022 – 210,935 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	March 31,
	2023	2022
Net premiums earned	$17,801,297	$16,016,677
Net investment income	1,209,415	917,081
Net realized investment (losses) gains	(75,565)	207,585
Net unrealized gains (losses) on equity securities	639,418	(1,292,692)
Other income	45,836	159,431
Consolidated revenues	19,620,401	16,008,082
Losses and settlement expenses	11,047,681	10,195,201
Policy acquisition costs and other operating expenses	6,349,581	5,772,400
Interest expense on debt	45,400	61,011
General corporate expenses	193,675	189,415
Total expenses	17,636,337	16,218,027
Earnings (loss) before income taxes	1,984,064	(209,945)
Total income tax expense (benefit)	405,520	(49,805)
Net earnings (loss)	$1,578,544	$(160,140)

Other comprehensive earnings (loss), net of tax	1,596,353	(4,969,069)
Comprehensive earnings (loss)	$3,174,897	$(5,129,209)

Earnings per share:
Basic:
Basic net earnings (loss) per share	$0.54	$(0.05)
Diluted:
Diluted net earnings (loss) per share	0.53	$(0.05)

Weighted average number of common shares outstanding:
Basic	2,942,659	3,060,208
Diluted	2,956,273	3,072,176